                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              SPRINT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                           Post Office Box
                                                           11315
                                                           Kansas City,
                                 [SPRINT LOGO]             Missouri 64112


William T. Esrey
Chairman

                                          April 26, 2000

Dear Stockholder:

   On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, June 13, 2000, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting.

   The Board of Directors has nominated the three present Directors whose terms of office expire this year to continue to serve as Directors of Class
II. The Board of Directors recommends that you vote for the nominees.

   You are also being asked to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 2000. The Board of Directors recommends that you vote for this proposal.

   One Stockholder proposal is also included in the Proxy Statement. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against the proposal.

   We encourage you to read this proxy statement and vote promptly. Doing so will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                [WTE SIGNATURE]

                                          Chairman

                              SPRINT CORPORATION

                                P.O. Box 11315
                          Kansas City, Missouri 64112

                               ----------------

                   Notice of Annual Meeting of Stockholders

                               ----------------

Time:

    10:00 a.m. (Central Daylight Time) on Tuesday, June 13, 2000

Place:

    Sprint World Headquarters
    2330 Shawnee Mission Parkway
    Westwood, Kansas

Purpose:

    . To elect three Class II Directors to serve for a term of three years

    . To approve Ernst & Young LLP as our independent auditors for 2000

    . To vote on a Stockholder proposal if presented at the meeting

    . To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date:

    You can vote if you are a Stockholder of record on April 17, 2000

Proxy Voting:

    Your vote is important. You may vote in one of three ways:

    . by signing, dating and returning your proxy card in the enclosed envelope

    . by calling the toll-free number on the enclosed proxy card

    . via the Internet using instructions on the proxy card

Westwood, Kansas                                Don A. Jensen
April 26, 2000                                  Vice President and Secretary

                               Table of Contents

Proxy Statement............................................................   1
  Stockholders who may vote................................................   1
  How to vote..............................................................   1
  How proxies work.........................................................   2
  How to revoke a proxy....................................................   2
  Required vote............................................................   2
  Costs of proxy solicitation..............................................   2
  Confidential voting policy...............................................   2
  Attending the meeting....................................................   3
  Stockholder proposals for next year......................................   3
  Security ownership of certain beneficial owners..........................   3
  Security ownership of Directors and executive officers...................   4
Election of Directors (Item 1 on Proxy Card)...............................   4
  Nominees for Director....................................................   5
  Directors continuing in office...........................................   6
  Board committees and Director Meetings...................................   7
  Compensation of Directors................................................   8
  Organization, Compensation and Nominating Committee report on executive
   compensation............................................................   9
  Summary Compensation Table...............................................  12
  Option grants............................................................  13
  Options exercises and fiscal year-end values.............................  16
  Pension plans............................................................  17
  Employment contracts.....................................................  17
  Performance graphs.......................................................  17
  Compensation committee interlocks and insider participation..............  19
Selection of Independent Auditors (Item 2 on Proxy Card)...................  20
Stockholder Proposal Concerning Compensation Agreements Contingent upon a
   Change in Control of Sprint (Item 3 on Proxy Card)......................  20
Other Matters to Come Before the Meeting...................................  22

                              SPRINT CORPORATION
                                P.O. Box 11315
                          Kansas City, Missouri 64112

                                PROXY STATEMENT

   These proxy materials are delivered in connection with the solicitation by the Board of Directors of Sprint Corporation of proxies to be voted at our 2000 Annual Meeting of Stockholders to be held June 13, 2000. On about April 26, 2000, we commenced mailing this Proxy Statement and the enclosed form of proxy to Stockholders entitled to vote at the meeting.

Stockholders who may vote

   Stockholders of Sprint at the close of business on April 17, 2000 may vote at the meeting. As of that date there were outstanding and entitled to vote the following:

                                                                          Votes
                                                                           per
      Designation                                            Outstanding  share
      -----------                                            ----------- -------
      Series 1 FON Stock (FON Stock)........................ 702,665,981  1.0000
      Series 3 FON Stock....................................  88,601,036  1.0000
      Series 1 PCS Stock (PCS Stock)........................ 469,129,724  1.0080
      Series 2 PCS Stock.................................... 378,110,988  0.1008
      Series 3 PCS Stock....................................  70,254,354  1.0080
      Class A Common Stock..................................  43,118,018  1.5040
      Class A Common Stock--series DT.......................  43,118,018  1.5040
      Preferred Stock--Fifth Series.........................          95  1.0000
      Preferred Stock--Seventh Series
       Series 1 PCS underlying..............................     123,314 65.5680
      Preferred Stock--Seventh Series
       Series 2 PCS underlying..............................     123,452  6.5568

   On April 28, 2000, Sprint will hold a special stockholders meeting in connection with its proposed merger with MCI WorldCom, Inc. At that meeting the Stockholders will also consider amendments to Sprint's articles of incorporation. These amendments will eliminate the ability of Deutsche Telekom AG (DT) and France Telecom (FT), the holders of all of the Series 3 FON Stock, the Series 3 PCS Stock, and the Class A Common Stock, to designate directors by a separate class vote. If the amendments are approved by the stockholders, DT and FT will be entitled to vote on each matter to be voted on at the annual meeting, including election of directors. If the amendments are not approved, DT and FT will continue to have the right to designate directors by a separate class vote, and will be entitled to vote on each matter to be voted on at the annual meeting other than the election of directors. The holders of all other classes of stock are entitled to vote on each matter.

   The relative voting power of Sprint's different classes of voting stock is determined under a formula in Sprint's articles of incorporation. That formula was approved in connection with the 1998 recapitalization of Sprint's common stock into FON Stock and PCS Stock (the 1998 Recapitalization).

How to vote

   You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a registered holder (that is, you hold your stock in your own name):

  . Via the Internet, by going to the web address http://www.umb.com/proxy and following the instructions on the proxy card,

  . Telephone voting, by dialing 1-800-758-6973 and following the instructions on the proxy card,

  . Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you may vote by telephone or Internet.

How proxies work

   Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares for the nominees for Directors designated below, for approval of the appointment of Sprint's auditors, and against the Stockholder proposal.

How to revoke a proxy

   You may revoke your proxy before it is voted at the meeting by:

  . voting by telephone or on the Internet--your latest vote will be counted,

  . completing a new proxy card with a later date,

  . filing an instrument of revocation with the Secretary of Sprint, or

  . voting in person at the meeting.

Required vote

   In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker "non-votes" as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when you fail to provide voting instructions to your broker for shares you hold in "street name." Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker "non-votes."

   The three nominees for Director receiving the greatest number of votes at the meeting will be elected as Directors. Abstentions and broker "non-votes" are not counted for this purpose.

   For all other matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For this purpose, if you vote to "abstain" from voting on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker "non-votes," however, are not counted for this purpose and have no effect on the outcome of the vote.

Costs of proxy solicitation

   We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We have hired D. F. King & Co. to assist us in soliciting proxies for an anticipated fee of $8,500 plus out-of-pocket expenses.

Confidential voting policy

   Your individual vote is kept confidential from our Directors, officers, and employees except for certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of your proxy card is sent to us.

Attending the meeting

   If you hold your shares in the name of a bank, broker, or other holder, and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Sprint on April 17, 2000 would be acceptable proof. If you are a registered holder, no proof is required.

Stockholder Proposals for next year

   If an Annual Meeting of Stockholders is held in 2001, it is anticipated that the meeting would be April 17, 2001. If the proposed merger with MCI WorldCom, Inc. is completed by that time, no such meeting will be held.

   Stockholder proposals for any such meeting must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, a reasonable time before we begin to print and mail our proxy materials for the meeting, no later than November 20, 2000.

   If you intend to bring a matter before any such meeting, other than by submitting a proposal to be included in our Proxy Statement, you must give timely notice according to Sprint's Bylaws. To be timely, your notice must be received by Sprint's Corporate Secretary at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, on or after February 1, 2001 and on or before February 26, 2001. For each matter you intend to bring before the meeting, that notice must include a brief description of the business you wish to be considered and the reasons for conducting that business at the meeting. The notice must also include your name and address, the class and number of shares of Sprint that you own, and any material interest you have in that business.

Security Ownership of Certain Beneficial Owners

   The following table provides information about the only known beneficial owners of more than five percent of each class of Sprint's outstanding voting stock:

                                                                                                 Percent
                                                      Amount and Nature              Percent    of Sprint
                             Name and Address of        of Beneficial                  of        Voting
     Title of Class            Beneficial Owner           Ownership          Series   Class       Power
     --------------      ---------------------------- ------------------    -------- -------    ---------
FON common stock........ Capital Research and          46,431,200 shares(9) Series 1   5.9%(9)     3.1%
                         Management Company(1)
                         DT(2)                         44,464,179 shares    Series 3   5.6%        2.9%
                         FT(3)                         44,136,857 shares    Series 3   5.6%        2.9%
PCS common stock........ FMR Corp(4)                   64,477,953 shares    Series 1   7.0%        4.3%
                         Janus Capital Corporation(5)  58,461,490 shares(9) Series 1   6.7%(9)     3.9%
                         DT(2)                         35,813,331 shares    Series 3   3.9%        2.4%
                         FT(3)                         34,441,023 shares    Series 3   3.8%        2.3%
                         Comcast(6)                    71,796,870 shares    Series 2   7.8%        0.5%
                         Cox(7)                       127,186,270 shares    Series 2  13.9%        0.8%
                         Liberty PCS Trust(8)         179,127,848 shares    Series 2  19.5%        1.2%
Class A common stock.... DT(2)                         43,118,018 shares     Class A  50.0%        4.3%
                         FT(3)                         43,118,018 shares     Class A  50.0%        4.3%
Preferred stock......... Comcast(6)                        61,726 shares    Series 7  25.0%        0.0%
                         Cox(7)                            61,726 shares    Series 7  25.0%        0.0%
                         Liberty PCS Trust(8)             123,314 shares    Series 7  50.0%        0.5%

--------
(1) Capital Research and Management Company, 333 South Hope Street, Los Angeles, California.
(2) DT, Friedrich-Ebert-Allee 140, D-53113 Bonn, Germany.
(3) FT, 6 place d'Alleray, 75505 Paris Cedex 15, France.
(4) FMR Corp., 82 Devonshire Street, Boston, Massachusetts.
(5) Janus Capital Corporation, 100 Fillmore Street, Denver, Colorado.

(6) Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania.
(7) Cox Communications, Inc., 1400 Lake Hearn Drive, Atlanta, Georgia.
(8) Liberty PCS Trust, 1001 Green Oaks Drive, Littleton, Colorado.
(9) These amounts are based solely on Schedules 13G received by Sprint as of the reporting date of such Schedules.

Security Ownership of Directors and Executive Officers

   The following table states the number of shares of Sprint's common stock beneficially owned, as of February 29, 2000, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. None of the individuals own more than 0.5% of the outstanding shares of FON common stock or 0.4% of the outstanding shares of PCS common stock. As a group all the individuals own 1.3% of the outstanding FON common stock and 1.1% of the outstanding PCS common stock. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                    FON Stock                        PCS Stock
                          -------------------------------- --------------------------------
                                         Shares Covered By                Shares Covered By
                                            Exercisable                      Exercisable
          Name            Shares Owned      Options (1)    Shares Owned      Options (1)
          ----            ------------   ----------------- ------------   -----------------
DuBose Ausley...........      15,550            16,500          7,708             8,250
Warren L. Batts.........      36,080            20,212         17,835            10,106
Michel Bon..............           0            10,500              0             5,250
Kevin E. Brauer.........      28,741           189,405         15,650            94,702
William T. Esrey........   2,268,509(2)      1,940,314      1,289,963(3)      1,186,840
Irvine O. Hockaday, Jr.
 .......................       6,755             3,500          3,168             1,750
Harold S. Hook..........      32,000            20,212         16,000            10,106
Arthur B. Krause........     330,968(2)        412,554        115,647(3)        343,428
Ronald T. LeMay.........   1,003,953           958,374        605,957           534,436
Linda Koch Lorimer......      27,197            57,500         13,074            28,752
Charles E. Rice.........      32,128            20,212         15,852            10,106
Louis W. Smith..........       3,345                 0          1,158                 0
Ron Sommer..............         777             9,500            724             4,250
Andrew J. Sukawaty......         182            13,006        223,264           118,465
Stewart Turley..........      20,000            20,212         10,390            10,106
All Directors and
 executive officers as a
 group (26 persons).....   4,826,924(2)      5,826,712      2,987,799(3)      3,527,013

--------
(1) These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after February 29, 2000, under Sprint's stock option plans.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 33,666 shares held in trust for Mr. Esrey's children, 53,312 shares held by Mr. Krause's wife, and 87,378 shares held by or for the benefit of family members for all Directors and executive officers as a group.
(3) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 19,388 shares held in trust for Mr. Esrey's children, 24,194 shares held by Mr. Krause's wife, and 44,182 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                           I. ELECTION OF DIRECTORS

                            (Item 1 on Proxy Card)

   The Board of Directors of Sprint (other than any Directors designated by DT and FT) is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class II expire with this meeting. Each of the three nominees for Class II, if elected, will serve three years until the 2003

Annual Meeting and until a successor has been elected and qualified. The Directors in Class III will continue in office until the 2001 meeting and the Directors in Class I will continue in office until the 2002 meeting.

   Michel Bon and Ron Sommer, who are currently Directors of Sprint, will resign from the Board at the time of the special Stockholders meeting on April 28, 2000 as part of Sprint's agreement to sell its interests in the Global One joint venture with DT and FT. In the event the amendments to Sprint's articles of incorporation are adopted at the special meeting, DT and FT will no longer have the ability to designate directors by a separate class vote. DuBose Ausley, who has served as a director designated by DT and FT since 1996, will also resign at the time of the special Stockholders meeting. However, the Board has taken action to appoint Mr. Ausley as a Class I Director effective at the time of that resignation.

   The persons named in the accompanying proxy will vote your shares for the election of the nominees named below as Directors of Class II unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

Nominees for Director

   The following information is given with respect to the nominees for election.

Class II--Nominees to Serve Three Years Until 2003 Meeting

Harold S. Hook, age 68. Retired Chairman and Chief              [PHOTO]
Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas.
He is a Director of Chase Manhattan Bank, Chase
Manhattan Corporation, and Duke Energy Corporation. Mr.
Hook was Chairman of American General Corporation from
1978 to 1997 and Chief Executive Officer from 1978 to
1996. He has been a Director of Sprint since 1982.


Charles E. Rice, age 64. Vice Chairman, Bank of America         [PHOTO]
Corporation, a bank holding company. He is a director of CSX Corporation. Prior to becoming Vice Chairman, Bank of America Corporation in 1999, Mr. Rice was Chairman of
NationsBank Corporation and, prior to that, was Chairman and Chief Executive Officer of Barnett Banks, Inc. from
1984 to 1998. He has been a Director of Sprint since
1975.

Louis W. Smith, age 57. President and Chief Executive           [PHOTO]
Officer of the Ewing Marion Kauffman Foundation, Kansas
City, Missouri. He is a director of H & R Block, Inc.
and Western Resources, Inc. Prior to becoming President and Chief Executive Officer of the Ewing Marion Kauffman
Foundation in 1997, he was President and Chief Operating
Officer of the foundation beginning in 1995. He was President of Allied Signal Inc., Kansas City Division, from 1990 to 1995. He has been a Director of Sprint since June 1999.

Directors continuing in office.

   The following information is given with respect to the Directors who are not nominees for election at the meeting.

Class III -- Serving Until 2001 Annual Meeting

William T. Esrey, age 60. Chairman and Chief Executive          [PHOTO]
Officer of Sprint, Westwood, Kansas. He is a director of Duke Energy Corporation, Exxon-Mobil Corporation, and
General Mills, Inc. Mr. Esrey has been Chairman of
Sprint since 1990 and Chief Executive Officer since
1985. He has been a Director of Sprint since 1985.


Linda Koch Lorimer, age 48. Vice President and Secretary        [PHOTO]
of the University, Yale University, New Haven,
Connecticut. She is a Director of McGraw-Hill, Inc.
Prior to becoming Vice President and Secretary of Yale
University in 1993, Ms. Lorimer was President of
Randolph-Macon Woman's College for more than six years.
She has been a Director of Sprint since 1993.

Stewart Turley, age 65. Retired Chairman of Eckerd              [PHOTO]
Corporation, a diversified retailer, Clearwater,
Florida. He is a director of Marinesmax, Inc. and Springs Industries, Inc. Prior to his retirement in 1997, Mr. Turley had been Chairman of Eckerd Corporation for more than five years. He has been a Director of Sprint since 1980.


Class I--Serving Until 2002 Annual Meeting

DuBose Ausley, age 62. Chairman of Ausley & McMullen, a         [PHOTO]
law firm, Tallahassee, Florida. He is a director of Capital City Bank Group, Inc., Tampa Electric Co., Inc.
and TECO Energy, Inc. Prior to becoming Chairman of
Ausley & McMullen in 1996, Mr. Ausley was Chairman of
Macfarlane, Ausley, Ferguson & McMullen since 1994 and prior to that he was President of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital
City Bank Group, Inc. for more than five years. He has been a Director of Sprint since 1993.

Warren L. Batts, age 67. Retired Chairman and Chief             [PHOTO]
Executive Officer of Tupperware Corporation, a diversified consumer products company, Orlando, Florida. Mr. Batts is also the Retired Chairman of Premark International, Inc., a diversified consumer products company, Deerfield, Illinois. He is a director of The Allstate Corporation,
Cooper Industries, Inc., and Sears, Roebuck & Company.
Prior to his retirement in 1997, Mr. Batts had been Chairman of Premark International, Inc. since 1986 and
Chairman and Chief Executive Officer of Tupperware
Corporation since its spin-off from Premark International, Inc. in 1996. He has been a Director of Sprint since 1982.


Irvine O. Hockaday, Jr., age 63. President and Chief            [PHOTO]
Executive Officer of Hallmark Cards, Inc., a manufacturer of greeting cards, Kansas City, Missouri. He is a director of Dow Jones, Inc., Ford Motor Company, and UtiliCorp
United. Mr. Hockaday has been President and Chief
Executive Officer of Hallmark Cards, Inc. since 1985. He has been a Director of Sprint since 1997.


Ronald T. LeMay, age 54. President and Chief Operating          [PHOTO]
Officer of Sprint, Westwood, Kansas. He is a director of The Allstate Corporation, Ceridian Corporation, Imation
Corporation, UtiliCorp United, and Yellow Corporation. Mr.
LeMay has served as President and Chief Operating Officer of Sprint since February of 1996 except for the period from July 1997 to October 1997 when he served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. Mr.
LeMay was Chief Executive Officer of Sprint Spectrum L.P.
(Sprint PCS) from 1995 to 1996. Mr. LeMay was President and Chief Operating Officer--Long Distance Division of
Sprint from 1989 to 1995. He was a Director of Sprint from 1993 until July 1997 and re-elected in December 1997.


Board Committees and Director Meetings

   During 1999, the Board held six regular meetings and four special meetings. The Board of Directors has an Audit Committee, a Capital Stock Committee, an Executive Committee and an Organization, Compensation and Nominating Committee. All Directors attended at least 75% of the meetings of the Board, and Board committees on which they served, during 1999.

   The Audit Committee. The primary function of the Audit Committee is to advise and assist the Board in fulfilling its oversight responsibilities to the investment community. The Audit Committee acts on behalf of the Board and oversees all material aspects of Sprint's accounting and reporting processes. The Audit Committee provides an open avenue of communication between management, the independent auditors, the internal auditing department, legal counsel and the Board. The committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The committee recommends to the full Board the independent auditors who are appointed, subject to your approval at the meeting.

   The Chairman of the Audit Committee is Mr. Batts. The other members are Mr. Hockaday, Mr. Hook, and Mr. Smith. The Audit Committee met three times in 1999.

   The Capital Stock Committee. The Capital Stock Committee's role is to interpret and oversee the implementation of the Policy Statement Regarding Tracking Stock Matters. This policy provides generally that all material matters as to which the holders of FON Stock and the holders of PCS Stock may have potentially divergent interests will be resolved in a manner that the Board determines to be in the best interests of Sprint and all of its common Stockholders. In making this determination, the Board will give fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint's common stock.

   The Chairman of the Capital Stock Committee is Mr. Hockaday. The other members are Mr. Hook, Ms. Lorimer, and Mr. Sommer. The Capital Stock Committee met once in 1999

   The Executive Committee. The principal responsibility of the Executive Committee is to exercise powers of the Board on matters of an urgent nature that arise between regularly scheduled Board meetings.

   The Chairman of the Executive Committee is Mr. Esrey. The other members are Mr. Batts, Mr. Bon, Mr. Rice, and Mr. Turley.

   The Organization, Compensation, and Nominating Committee. The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to matters of executive compensation, are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

   The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board and make recommendations to the Board with respect to such matters; (b) recommend to the Board proposed nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Organization, Compensation and Nominating Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

   The Chairman of the Organization, Compensation and Nominating Committee is Mr. Turley. The other members are Mr. Ausley, Ms. Lorimer, Mr. Rice and Mr. Sommer. The Organization, Compensation and Nominating Committee met four times in 1999.

Compensation of Directors

   Annual retainer and meeting fees. Directors who are not employees of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Under the 1997 Long-Term Stock Incentive Program, Outside Directors can elect to use these fees to purchase FON Stock and PCS Stock. They can also elect to have the purchased shares deferred and placed in a trust. Sprint also maintains the Directors' Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees.

   Stock options. On February 8, 1999, each Outside Director was granted an option to purchase 3,000 shares of FON Stock and 1,500 shares of PCS Stock at an option price equal to 100% of the fair market value on that date. The options expire ten years from the date of grant. Twenty-five percent of the shares subject to the option became exercisable on February 8, 2000, and an additional 25% become exercisable on February 8th of each of the three succeeding years.

   Retirement Benefits. In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. The retirement plan was amended in December of 1996 to eliminate the retirement benefit for any Director who had not served five years as of the date of the amendment. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

   Outside Directors not eligible for benefits under the retirement plan after the December 1996 amendment received units representing shares of FON Stock and PCS Stock credited to their accounts under the Director's Deferred Fee Plan upon becoming a Director. Half of these units will vest upon completion of five years of Board service and ten percent will vest on each succeeding anniversary.

   Other benefits. Outside Directors are provided with Sprint residential long distance service. For 1999, these services were valued in the following amounts: Mr. Ausley, $2,782; Mr. Batts, $947; Mr. Hockaday, $812; Mr. Hook, $276; Ms. Lorimer, $4,325; Mr. Rice, $2,537; Mr. Smith, $385; and Mr. Turley, $2,633.

   Outside Directors are also provided with Sprint PCS phones and services valued in the following amounts for 1999: Mr. Ausley, $2,275; Mr. Batts, $1,449; Mr. Hockaday, $1,829; Mr. Hook, $1,446; Ms. Lorimer, $2,172; Mr. Rice,
$1,838; Mr. Smith, $369; and Mr. Turley, $2,342.

Organization, Compensation and Nominating Committee Report on Executive Compensation

   The Organization, Compensation and Nominating Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 8 of this Proxy Statement, has furnished the following report on executive compensation:

   Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to market data from similarly sized companies in the telecommunications industry as well as other industries from surveys conducted by independent compensation consultants and from proxy data. The Committee believes that the comparison groups accurately reflect the market in which Sprint competes for executive talent. The companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index, which are used in the Stock Performance Graph on page 18 of this Proxy Statement, are included in the comparison groups. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

   Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1999.

   Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all Named Officers. In making this recommendation for 1999, the Committee considered the salaries of other executives within the comparison group and the executives' performance during 1998. With respect to the latter, the Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

   Short-Term Incentive Compensation. Sprint's short-term incentive compensation (STIC) is a performance-driven annual incentive designed to promote the near term objectives of the organization. For the Named Officers, the material terms of the performance goals under STIC were approved by the Stockholders at the 1997 Annual Meeting.

   Target incentive opportunity for STIC is based on job level and potential impact on organization results. The STIC payout is based on the achievement of thirteen financial objectives--three for the Local Telecommunications Division
(LTD), three for the Long Distance Division (LDD), four for Sprint PCS, one for Global One, one for National Integrated Services (NIS) and one Cross-selling objective. For each objective, targets were established and compared to actual 1999 results. When the STIC payout exceeds 200% for an individual financial performance measure, 50% of the excess payout amount will be banked and paid out in two equal annual installments. The remaining STIC payout will be made at the same time other STIC payouts occur. The minimum amount required for banking is $1,000 per performance measure. All banked amounts will accrue interest at prime rate.

  . The objectives for the LTD related to operating income growth (40% weighting), net collectible revenue growth (30%), and economic value added (EVA) (30%). Actual results were 71.1% of target on a weighted average basis.

  . The objectives for the LDD related to operating income growth (35% weighting), net collectible revenue relative to market growth (35%), and EVA (30%). Actual results were 137.4% of target on a weighted average basis.

  . The objectives for Sprint PCS related to net subscriber additions (30% weighting), net service revenue (30%), cost to acquire per gross addition (20% weighting), and cash cost per unit (20% weighting). Actual results were 274.1% of target on a weighted average basis.

  . The objective for Global One related to operating income. The actual result was 0.0% of target.

  . The CEO and COO objective for NIS was expense and capital spending. The actual result was 163.0% of target. The objectives for NIS for the remaining executive officers were the completion of key milestones for the market launch of Sprint ION(SM) (Sprint's Integrated On-demand Network). The actual results were 152.5% of target on a weighted average basis.

  . The objective for Cross-selling related to net new joint customers. The actual result was 133.6% of target.

   The weights assigned for a particular executive among the LTD, LDD, Sprint PCS, Global One, NIS and Cross-selling depended on an executive's responsibilities with Sprint. The entire STIC payout for Messrs. Esrey and LeMay was based on the achievement of these financial objectives.

   Based on the financial results described above, and the achievement of their personal objectives, the executive officers earned STIC payouts on average of 141.4% of target. Mr. Esrey's STIC payout was based on the financial results described above using relative weights for objectives--as follows: 25% for LTD, 30% for LDD, 15% for Sprint PCS, 5% for Global One, 15% for NIS, and 10% for Cross-selling. Based on these factors, Mr. Esrey earned a payout of 136.4% of target.

   Long-Term Incentive Compensation. Sprint's long-term incentive compensation
(LTIP) is a three-year incentive plan designed to promote the long-term objectives of the organization. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results. The target incentive opportunity was converted to stock options under Sprint's Management Incentive Stock Option Plan (MISOP) using the same conversion ratio applied to Sprint's management incentive plans.

   Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. The Board of Directors believes that granting options and other stock awards to officers and other key employees enhances the Company's ability to attract, retain and provide incentives to individuals of exceptional talent necessary for the continued success of Sprint.

   During 1999 certain executive officers elected under Sprint's Management Incentive Stock Option Plan (MISOP) to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $4.035 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of FON Common Stock and for each $1.575 reduction in target opportunity, the executive received an option to purchase one share of PCS Common Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Committee believes stock options more closely align Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

                              Stewart Turley, Chairman
                              DuBose Ausley
                              Linda Koch Lorimer
                              Charles E. Rice
                              Ron Sommer

Summary Compensation Table

   The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1999, the chief executive officer and the other four most highly compensated executive officers of Sprint (the Named Officers):

                          Summary Compensation Table

                                                                        Long-Term Compensation
                                                               -------------------------------------------
                                    Annual Compensation                    Awards                 Payouts
                              -------------------------------- ------------------------------    ---------
          Name                                       Other     Restricted
          And                                        Annual      Stock        Securities           LTIP        All Other
       Principal               Salary     Bonus   Compensation  Award(s)      Underlying          Payouts     Compensation
        Position         Year  ($)(1)    ($)(1)       ($)        ($)(2)     Options (#)(3)          ($)          ($)(4)
       ---------         ---- --------- --------- ------------ ---------- -------------------    ---------    ------------
                                                                             FON       PCS
William T. Esrey........ 1999 1,000,000 1,381,698    74,428(5)         0  1,713,260   760,186            0       61,099
 Chairman and            1998 1,000,000   851,351    75,986            0  1,444,820   722,412    2,199,644       52,000
 Chief Executive         1997 1,000,000         0    73,134            0  5,072,366 2,536,186    1,221,064       38,880
 Officer

Kevin Brauer............ 1999   371,854   604,810    10,119            0    149,477    75,486            0       16,633
 President--National     1998   339,851   425,845     6,696            0    154,834    77,418      481,312       14,122
 Integrated              1997   306,871   172,850     4,857      242,500     79,950    39.976      267,755        6,348
 Services and Sprint
 Business

Arthur B. Krause........ 1999   426,069   324,712     7,447            0    390,119   134,842            0       50,344
 Executive Vice          1998   415,076   371,216     8,866            0    154,834    77,418      532,799       46,053
 President--Chief        1997   401,852   192,642     2,840            0    129,216    64,608      304,057       23,491
 Financial Officer

Ronald T. LeMay......... 1999   883,400   807,429    10,550            0    870,802   375,548            0        3,532
 President and           1998   808,801   562,501    65,566            0    977,736   488,874    1,061,710        3,740
 Chief Operating         1997   602,966         0     9,944    8,896,817  3,207,092 1,603,552      574,008        8,395
 Officer

Andrew J. Sukawaty (6).. 1999   477,879   720,273     4,623            0     27,242   458,218    4,262,353(7)     9,718
 President--Sprint       1998    67,740    30,963         0            0          0   316,862(7) 2,494,520(7)         0

-------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's short-term incentive plans.
(2) As of December 31, 1999, the Named Officers held restricted shares of FON Stock and PCS Stock as set forth in the following table. The market value of the shares is based on a value of $67.3125 per share for FON Stock and $51.25 per share for PCS Stock (the closing prices at December 31, 1999). The closing price and number of shares for PCS Stock are shown after adjustment for the two-for-one stock split in the first quarter of 2000. Each of the Named Officers has the right to vote and receive dividends on the restricted shares.

                                               FON Stock          PCS Stock
                                          ------------------- ------------------
                                          Number              Number
                                            of                  of
                                          shares     Value    shares    Value
                                          ------- ----------- ------- ----------
      Mr. Esrey.......................... 185,296 $12,472,737  92,648 $4,748,210
      Mr. Brauer.........................  10,000     673,125   5,000    256,250
      Mr. Krause.........................       0           0       0          0
      Mr. LeMay.......................... 320,000  21,540,000 160,000  8,200,000
      Mr. Sukawaty.......................       0           0       0          0

(3) Reflects the conversion of options for Sprint's common stock before the 1998 Recapitalization into independently exercisable options for FON Stock and PCS Stock. Also reflects the two-for-one stock splits of FON Stock in the second quarter of 1999 and PCS Stock in the first quarter of 2000.

(4) Consists of amounts for 1999 (a) contributed by Sprint under the Sprint Retirement Savings Plan and (b) representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates, as follows:

                                                                         Above-
                                                           Savings Plan  Market
                                                           Contribution Earnings
                                                           ------------ --------
      Mr. Esrey...........................................    $4,800    $56,299
      Mr. Brauer..........................................     4,800     11,833
      Mr. Krause..........................................     4,800     45,544
      Mr. LeMay...........................................     3,532          0
      Mr. Sukawaty........................................     9,600        118

(5) Includes the cost to Sprint of providing tax and financial services of $15,000 and automobile allowance of $18,000.
(6) Mr. Sukawaty became President-Sprint PCS in December 1998.
(7) Amounts paid in the form of PCS Stock as replacement of units vesting under the Sprint Spectrum Long-term Incentive Plan. As part of the 1998 Recapitalization, the Sprint Spectrum Long-term Incentive Plan was terminated and replaced with a package consisting of options and shares of PCS Stock.

Option Grants

   The following tables summarize options granted to the Named Officers under Sprint's stock option plans during 1999. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint common stock that will benefit all Stockholders proportionately.

   Unless otherwise indicated, each option listed below has a reload feature. Vesting is accelerated in the event of an employee's death or permanent disability. In addition, if an option has been outstanding for at least one year, vesting is accelerated upon a change in control or an employee's normal retirement at age 65 or older. A change in control is deemed to occur if (1) DT and FT acquire additional stock of Sprint that would result in their owning 35% or more of the voting power of Sprint stock, (2) someone acquires 20% or more of the outstanding stock of Sprint, (3) there is a change of a majority of the Directors within a two-year period, or (4) Sprint's Stockholders approve a merger in which Sprint is not the surviving entity, including Sprint's proposed merger with MCI WorldCom. No stock appreciation rights were granted during 1999.

                       Option Grants in Last Fiscal Year

                               FON Stock Options

                         Number of    % of Total
                         Securities     Options                          Potential Realizable
                         Underlying   Granted to  Exercise                 Value at Assumed
                          Options      Employees  Or Base                Annual Rates of Stock
                          Granted         In       Price   Expiration   Price Appreciation for
          Name              (#)       Fiscal Year  ($/Sh)     Date          Option Term(1)
          ----           ----------   ----------- -------- ---------- ---------------------------
                                                                       0%      5%         10%
                                                                      ---      -          --
William T. Esrey........  480,000(3)      2.8%     38.98     2/8/09   $ 0 $11,768,191 $29,822,906
                           84,580(4)      0.5%     38.98     2/8/09     0   2,073,653   5,255,045
                          162,578(5)      1.0%     38.98     2/8/09     0   3,985,935  10,101,142
                          134,330(6)      0.8%     42.97    2/11/04     0   1,581,905   3,492,357
                           51,786(6)      0.3%     42.97    2/17/05     0     754,383   1,710,691

                         Number of    % of Total
                         Securities     Options                         Potential Realizable
                         Underlying   Granted to  Exercise                Value at Assumed
                          Options      Employees  Or Base              Annual Rates of Stock
                          Granted         In       Price   Expiration  Price Appreciation for
          Name              (#)       Fiscal Year  ($/Sh)     Date         Option Term(1)
          ----           ----------   ----------- -------- ---------- ------------------------
                                                                       0%     5%        10%
                                                                      ---     -         --
                          172,790(6)      1.0%     42.97    2/12/06     0 3,005,801  6,998,551
                           57,112(6)      0.3%     42.97    2/11/07     0 1,165,396  2,788,576
                          128,154(6)      0.8%     47.31    2/11/07     0 2,663,294  6,285,442
                           81,402(6)      0.5%     47.31    7/12/04     0 1,035,227  2,280,420
                          119,948(6)      0.7%     47.31    2/12/06     0 2,104,854  4,834,987
                           33,746(6)      0.2%     47.31    2/11/07     0   701,309  1,655,107
                          139,029(6)      0.8%     47.31     2/9/08     0 3,359,997  8,150,786
                           67,805(6)      0.4%     47.31     2/9/08     0 1,638,684  3,975,171

Kevin E. Brauer.........  120,000(3)      0.7%     38.98     2/8/09     0 2,942,048  7,455,726
                           20,668(4)      0.1%     38.98     2/8/09     0   506,719  1,284,125
                            8,809(6)      0.1%     68.97    7/12/04     0   150,533    328,672

Arthur B. Krause........  120,000(3)      0.7%     38.98     2/8/09     0 2,942,048  7,455,726
                           20,668(4)      0.1%     38.98     2/8/09     0   506,719  1,284,125
                           38,916(5)      0.2%     38.98     2/8/09     0   954,106  2,417,892
                           78,046(6)      0.5%     40.42    2/16/00     0   163,943    328,186
                           14,382(6)      0.1%     40.42     3/9/03     0   128,598    277,618
                           37,809(6)      0.2%     49.94    7/12/04     0   499,520  1,098,399
                           35,612(6)      0.2%     49.94    2/17/05     0   537,301  1,200,124
                           11,921(6)      0.1%     49.94    2/12/06     0   218,074    500,011
                           12,023(6)      0.1%     49.94    2/11/07     0   260,842    614,440
                           20,742(6)      0.1%     49.94     2/9/08     0   523,876  1,268,408

Ronald T. LeMay.........  300,000(3)      1.8%     38.98     2/8/09     0 7,355,119 18,639,316
                           47,798(4)      0.3%     38.98     2/8/09     0 1,171,867  2,969,740
                           95,006(5)      0.6%     38.98     2/8/09     0 2,329,268  5,902,823
                          134,646(6)      0.8%     39.48     2/9/08     0 2,962,015  7,311,402
                           23,460(6)      0.1%     39.48     3/9/03     0   208,084    449,875
                           73,964(6)      0.4%     39.48    2/16/00     0   160,401    321,537
                               52(6)      0.0%     49.42    3/15/05     0       867      1,965
                           85,580(6)      0.5%     51.03    7/12/04     0 1,205,847  2,664,416
                           21,394(6)      0.1%     51.03    2/17/05     0   342,835    769,527
                           25,674(6)      0.2%     51.03    2/12/06     0   496,294  1,143,634
                           23,497(6)      0.1%     51.03    2/11/07     0   536,644  1,270,590
                           39,731(6)      0.2%     51.03     2/9/08     0 1,053,332  2,563,635

Andrew J. Sukawaty......   15,000(3)      0.1%     38.98     2/8/09     0   367,756    931,966
                            2,986(4)      0.0%     38.98     2/8/09     0    73,208    185,523
                            9,256(5)      0.1%     38.98     2/8/09     0   226,930    575,085

                               PCS Stock Options

                         Number of    % of Total
                         Securities     Options                                 Potential Realizable
                         Underlying   Granted to                                  Value at Assumed
                          Options      Employees  Exercise Or Base              Annual Rates of Stock
                          Granted         In           Price       Expiration  Price Appreciation for
          Name            (#) (2)     Fiscal Year    ($/Sh)(2)        Date         Option Term(1)
          ----           ----------   ----------- ---------------- ---------- -------------------------
                                                                               0%     5%         10%
                                                                               -      -          --
William T. Esrey........  240,000(3)      1.1%         15.59         2/8/09   $ 0 $2,353,638 $5,964,581
                           47,566(4)      0.2%         15.59         2/8/09     0    466,471  1,182,130
                           91,428(5)      0.4%         15.59         2/8/09     0    896,618  2,272,207
                           24,534(6)      0.1%         16.17        2/11/07     0    188,418    450,849
                           59,830(6)      0.3%         16.17        2/11/04     0    265,176    585,426
                           75,518(6)      0.3%         16.17        2/12/06     0    494,424  1,151,192
                           98,646(6)      0.5%         16.17        2/12/06     0    645,846  1,503,754
                           24,534(6)      0.1%         16.17        2/11/07     0    188,418    450,849
                           23,488(6)      0.1%         16.17        2/17/05     0    128,776    292,020
                           23,030(6)      0.1%         30.64        2/11/07     0    309,822    731,133
                           15,042(6)      0.1%         30.64        7/12/04     0    123,888    272,902
                           24,582(6)      0.1%         30.64         2/9/08     0    384,592    932,885
                           11,988(6)      0.1%         30.64         2/9/08     0    187,630    455,158

Kevin E. Brauer.........   60,000(3)      0.3%         15.59         2/8/09     0    588,410  1,491,145
                           11,622(4)      0.1%         15.59         2/8/09     0    113,975    288,835
                            3,864(6)      0.0%         51.97        7/12/04     0     49,755    108,633

Arthur B. Krause........   60,000(3)      0.3%         15.59         2/8/09     0    588,410  1,491,145
                           11,622(4)      0.1%         15.59         2/8/09     0    113,975    288,835
                           21,886(5)      0.1%         15.59         2/8/09     0    214,632    543,920
                           34,860(6)      0.2%         15.14        2/16/00     0     27,428     54,907
                            6,474(6)      0.0%         15.14         3/9/03     0     21,683     46,809

Ronald T. LeMay.........  150,000(3)      0.7%         15.59         2/8/09     0  1,471,024  3,727,863
                           26,880(4)      0.1%         15.59         2/8/09     0    263,607    668,033
                           53,428(5)      0.2%         15.59         2/8/09     0    523,959  1,327,815
                           10,164(6)      0.0%         13.09         3/9/03     0     29,896     64,635
                           32,044(6)      0.1%         13.09        2/16/00     0     23,045     46,195
                           57,636(6)      0.3%         13.09         2/9/08     0    420,462  1,037,863
                               26(6)      0.0%         22.38        3/15/05     0        196        445
                           18,336(6)      0.1%         28.02        7/12/04     0    141,837    313,400
                            4,582(6)      0.0%         28.02        2/17/05     0     40,310     90,480
                            5,498(6)      0.0%         28.02        2/12/06     0     58,346    134,451
                            5,032(6)      0.0%         28.02        2/11/07     0     63,093    149,382
                            8,440(6)      0.0%         28.02         2/9/08     0    122,841    298,974
                            3,482(6)      0.0%         28.02        2/16/00     0      2,871      5,687

Andrew J. Sukawaty......  157,000(3)      0.7%         15.59         2/8/09     0  1,539,672  3,901,830
                           34,856(4)      0.2%         15.59         2/8/09     0    341,827    866,256
                          108,032(5)      0.5%         15.59         2/8/09     0  1,059,451  2,684,857
                           89,060(6)      0.4%         50.41        6/30/07     0  1,982,242  4,682,356
                           69,270(6)      0.3%         50.41         2/8/09     0  1,953,352  4,825,739

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint's common stock.
(2) Reflects adjustment for the two-for-one stock split of PCS Stock.
(3) Twenty-five percent of this option became exercisable on February 8, 2000, and an additional 25% will become exercisable on February 8 of each of the three successive years.

(4) This option becomes exercisable on December 31, 2001.
(5) This option was granted under the Management Incentive Stock Option Plan (MISOP). Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive. It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align stockholder and employee interests. This option became exercisable on December 31, 1999.
(6) This option is a reload option. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned FON Stock or PCS Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of FON Stock or PCS Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised and does not have a reload feature.

Option Exercises and Fiscal Year-End Values

   The following tables summarize the net value realized on the exercise of options in 1999, and the value of the outstanding options at December 31, 1999, for the Named Officers.

        Aggregated Option Exercises in 1999 and Year-end Option Values

                                   FON Stock

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised     In the Money Options
                                                              Options at 12/31/99         At 12/31/99(2)
                                                           ------------------------- -------------------------
                         Shares Acquired Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
                         on Exercise (#)        ($)            (#)          (#)          ($)          ($)
                         --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........    1,991,414       $55,480,276     1,186,440    6,299,142   $45,149,109 $251,476,495
Kevin Brauer............       46,129         2,138,941       107,265      306,451     5,023,741   10,593,918
Arthur Krause...........      362,316        11,605,416       242,927      537,282    11,412,030   16,495,957
Ronald T. LeMay.........      720,576        15,701,165       616,630    3,233,036    23,289,716  125,987,066
Andrew J. Sukawaty......            0                 0         9,256       17,986       260,180      505,575

                                 PCS Stock (3)

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised     In the Money Options
                                                              Options at 12/31/99         At 12/31/99(2)
                                                           ------------------------- -------------------------
                         Shares Acquired Value Realized(1) Exercisable Unexercisable Exercisable Unexercisable
                         on Exercise (#)        ($)            (#)          (#)          ($)          ($)
                         --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........     995,710        $19,043,913      603,362     3,042,988   $25,922,926 $130,288,387
Kevin Brauer............      23,066            763,762       53,632       153,974     2,466,523    6,025,380
Arthur Krause...........      72,720            905,058      232,332       205,996    10,642,044    8,157,461
Ronald T. LeMay.........     360,292          6,021,043      314,244     1,550,740    13,439,444   66,485,056
Andrew J. Sukawaty......     266,464         10,491,748            0       508,616             0   13,409,786

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of FON Stock and PCS Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value, at December 31, 1999, of FON Stock ($67.09375) and PCS Stock ($50.40625).
(3) Reflects adjustment for the two-for-one stock split of PCS Stock.

Pension Plans

   Under the Sprint Retirement Pension Plan, eligible employees generally accrue for each year of service a retirement benefit equal to 1.5% of career average compensation, subject to limitations under the Internal Revenue Code. In addition, the Named Officers participate in a supplemental retirement plan that provides additional benefits. Assuming each of the Named Officers continues to work at Sprint until age 65, and that his pensionable compensation for years after 1999 will be his 1999 pensionable compensation, the Named Officers would receive an estimated annual pension benefit, expressed as an annuity for life, as follows: Mr. Esrey--$1,294,700, Mr. Brauer--$299,800, Mr. Krause--$415,000, Mr. LeMay--$680,700, and Mr.
Sukawaty--$489,300.

   In addition, Sprint has a key management benefit plan that permits a participant to elect a supplemental retirement benefit. More information on the plan is provided in the following section under "Employment Contracts".

Employment Contracts

   Sprint has contingency employment agreements with Messrs. Esrey, Krause, LeMay, and Sukawaty that provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverage will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due.

   The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment.

   Sprint has a key management benefit plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies before retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately before the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately before the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. At least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. The supplemental retirement benefit will be the actuarial equivalent of the survivor benefit. Each Named Officer is a participant in the plan.

Performance Graphs

   The graph below compares the yearly percentage change in the cumulative total Stockholder return for FON Stock as compared with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1994 to December 31, 1999. The return for FON Stock is based on the historical return of Sprint common stock before the 1998 Recapitalization as adjusted for the recapitalization and is based on the return of FON Stock after the the 1998 Recapitalization. The returns for the S&P indexes are compounded annually.

   The companies which comprise the S&P Telephone Utility Index are ALLTEL Corp., Bell Atlantic Corp., BellSouth, CenturyTel, Inc., GTE, SBC
Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., Global Crossing, MCI WorldCom, Inc. and Sprint FON Group.



                                        1994   1995   1996   1997   1998   1999
                                       ------ ------ ------ ------ ------ ------
  Sprint FON.......................... 100.00 147.06 184.98 276.63 449.48 724.64
  S&P 500............................. 100.00 137.12 168.22 223.90 287.35 347.36
  S&P (Long Distance)................. 100.00 134.42 138.64 195.55 316.06 369.20
  S&P Telephone....................... 100.00 149.31 150.47 209.17 305.49 322.02

   The graph below compares the yearly percentage change in the cumulative total Stockholder return for PCS Stock as compared with the S&P 500 Stock Index and the Barclays Capital Wireless Index for the period from November 23, 1998 to December 31, 1999. The returns for the S&P and Barclays indexes are compounded annually.

   The companies which comprise the Barclays Capital Wireless Index are Aerial Communications, Inc., Alltel Corp, American Mobile Satellite, Arch Communications Group, Centennial Cellular, Clearnet Communications, Grupo IUSA-ADR, Leap Wireless, Metricom, Inc., Metrocall Inc., Millicom International, Nextel Communications, Omnipoint Corp., Orange PLC, Paging Network, PowerTel, Inc., Price Communications Corp., Rogers CanTel, Rural Cellular, Sprint PCS Group, Telesystem International, Teligent, Inc., US Cellular Corp., Vimpel Communications-ADR, Vodafone Airtouch-ADR, Western Wireless, and Winstar Communications.



                                                          11/23/98  1998   1999
                                                          -------- ------ ------
  Sprint PCS.............................................  100.00  124.58 552.19
  S&P 500................................................  100.00  103.61 125.41
  Barclays Capital Wireless..............................  100.00  114.19 280.69


Compensation Committee Interlocks and Insider Participation

   Dubose Ausley is a member of the Organization, Compensation and Nominating committee of the Sprint Board. He also is chairman of the law firm of Ausley & McMullen, which provided legal services to certain affiliates of Sprint in 1999 for which it billed $232,787.

                     II. SELECTION OF INDEPENDENT AUDITORS

                            (Item 2 on Proxy Card)

   The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 2000, subject to approval of the Stockholders at the Annual Meeting.

   Ernst & Young have examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the meeting, the Board will consider the selection of another accounting firm.

   The Board of Directors of Sprint, at its June 13, 1999 meeting, determined that Ernst & Young would serve as the sole independent auditors to examine the financial statements of Sprint and its subsidiaries. As a consequence, Deloitte & Touche LLP, which had been the independent auditors for Sprint Spectrum Holding Company, L.P. and its subsidiaries, were replaced by Ernst & Young for the year ended December 31, 1999. Ernst & Young relied on the report of Deloitte & Touche with respect to Sprint Spectrum Holding Company, L.P. and its subsidiaries in its audit of Sprint's consolidated financial statements for the years ended December 31, 1998 and 1997. Ernst & Young also relied on the report of Deloitte & Touche with respect to Sprint Spectrum Holding Company, L.P. and its subsidiaries in its audit of the financial statements for Sprint's PCS Group for the years ended December 31, 1998, 1997 and 1996.

   Deloitte & Touche's reports on the financial statements of Sprint Spectrum Holding Company, L.P. for the fiscal years 1998 and 1997 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, and Ernst & Young's reports on the financial statements of Sprint for the same two fiscal years did not contain any such adverse opinion, disclaimer of opinion, modification or qualification. During 1997 and 1998 and any subsequent interim period preceding the replacement of Deloitte & Touche as certifying accountant for Sprint Spectrum Holding Company, L.P. and its subsidiaries, there were no disagreements between Sprint and Deloitte & Touche or between Sprint Spectrum Holding Company, L.P. and Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. None of the "reportable events" described in paragraphs (A) through
(D) of clause (v) of Item 304(a)(1) of Regulation S-K of the SEC occurred during 1997 or 1998 or any subsequent interim period preceding the replacement of Deloitte & Touche as certifying accountant for Sprint Spectrum Holding Company, L.P. and its subsidiaries.

   The Board of Directors recommends that the Stockholders vote FOR the approval of the appointment.

               III. STOCKHOLDER PROPOSAL CONCERNING COMPENSATION
           AGREEMENTS CONTINGENT UPON A CHANGE IN CONTROL OF SPRINT

                            (Item 3 on Proxy Card)

   George Speight, 3959 Cordiality Church Road, Nashville, North Carolina 27856, beneficial owner of more than 227 shares of FON Stock and 111 shares of PCS Stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

     Resolved, that Sprint Corporation Board of Directors should adopt a policy against making any future compensation awards to the officers and directors of this Corporation, which are contingent on a change of control of the corporation, unless such compensation awards are submitted to a vote of the shareholders and approved by a majority of the votes cast.

Stockholder's Statement in Support of his Proposal

   Golden parachutes are lucrative compensation awards, which are provided to senior executives and made contingent upon a change of control. In the case of Sprint, a change in control occurs if someone acquires 20% or more of the outstanding voting stock, or if there is a change of a majority of the directors within a two year period.

   Golden parachutes have been provided for Messrs. Esrey, Forsee, Krause and LeMay, but none of these golden parachutes have the approval of the shareholders. The amounts to be paid out would be calculated by computing an amount equal to approximately three times the sum of the annual salary, short-term incentive compensation, and long-term incentive compensation, which includes the value of stock option awards.

   We believe that these golden parachutes are excessive. In the case of the planned merger with MCI WorldCom, the Wall Street Journal has reported on October 6, 1999, that CEO William Esrey "could walk away with a stunning $690.1 million" if he decides to leave rather than stay on as chairman of the merged company.

   This truly astronomical payout would apparently result from the huge grant of stock options that have been given to Mr. Esrey in the past. On the basis of the information presented in past Sprint proxy statements, it appears that the stock options that were granted to Mr. Esrey in 1997 and 1998 alone are worth approximately $390 million as this is written. This sum will grow to approximately $450 million, at the price MCI WorldCom has agreed to pay for Sprint, if the merger is completed and all the outstanding options vest.

   Reflecting on Mr. Esrey's overall compensation package, including his stock option awards, executive compensation consultant Graef Crystal has concluded that "he is grossly overpaid." As he was quoted saying in the Kansas City Star on April 11, 1999, "only 3% of chief executives among the 1,568 public companies I surveyed were more overpaid than he was."

   In our view, the grossly excessive nature of the Esrey golden parachute demonstrates the importance of adopting a corporate policy, which would require shareholder approval for any golden parachutes that may be proposed. Please vote for this proposal.

The Company's Response to the Stockholder Proposal

   The proponent's Statement of Support contains numerous inaccuracies about Sprint's Contingency Employment Agreements (CEAs) with six key executives. Those inaccuracies greatly distort the nature and financial implications of these agreements.

   In brief, CEAs provide for three years of compensation (salary and short and long term incentive compensation), but only if there is (1) a change of control of Sprint and (2) the executive is terminated without cause or resigns due to a diminution in responsibilities, authority or compensation. The CEAs do not include annual stock option grants, nor do they affect existing options in any way.

   During a takeover bid for the Company, the Board believes that these agreements provide financial security against possible job loss, allowing executive management to assess a takeover bid objectively and to advise the Board whether the bid is in the best interests of Sprint and its Stockholders. Indeed, the Board believes the CEAs served Stockholders well relating to Sprint's pending merger with MCI WorldCom. Also, as a lengthy period may elapse from the time a change in control is proposed until it is completed, such arrangements discourage an exodus of talent and leadership at such a critical period of time, thereby protecting Stockholder value.

   The proponent suggests that these agreements may create a conflict of interest whereby executives will support a merger or acquisition proposal presumably to gain severance benefits. However, under Sprint's CEAs, payments will be made only if the executive is terminated without cause or resigns due to a diminution in responsibilities, authority or compensation. Because the executives do not control the conditions that give rise to a severance payment under the agreements, they are not encouraged to support a takeover of Sprint solely to obtain severance benefits.

   The proponent argues that the agreements with executive management of Sprint are excessive. He concedes, however, that the amount reported in the Wall Street Journal results from stock options granted in the past. While some of these options would become immediately exercisable upon a change in control, there are three important points to be made. First, these options are valuable only because of the performance of Sprint common stock. This performance has benefited all Sprint Stockholders. Second, the options that would become exercisable upon a change in control would otherwise vest within three years. Third, the vesting of stock options upon a change in control was specifically authorized by Sprint's Stockholders as part of the 1997 Long-term Stock Incentive Program.

   Accordingly, the Board of Directors recommends that the Stockholders vote AGAINST the proposal.

                 IV. OTHER MATTERS TO COME BEFORE THE MEETING

   No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                                 Don A. Jensen
                                            Vice President and Secretary

April 26, 2000

--------------------------------------------------------------------------------

                              SPRINT CORPORATION
                  P.O. Box 11315, Kansas City, Missouri 64112

  This Proxy is Solicited on Behalf of the Board of Directors for the Annual
                           Meeting on June 13, 2000

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

  The undersigned hereby appoints W.T. Esrey, R.T. LeMay, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution, as proxies, to vote all the shares of common and preferred stock of Sprint Corporation ("Sprint") that the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held June 13, 2000, and any adjournment thereof, upon the matters set forth on the reverse side, and in their discretion upon such other matters as may properly come before the meeting.

  This Proxy, if signed and returned, will be voted as specified on the reverse side. If this card is signed and returned without specifications, your shares will be voted FOR items 1 and 2 and AGAINST item 3. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

--------------------------------------------------------------------------------
 Please sign exactly as your name(s) appear(s) on the reverse side of this card. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE VOTE THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

-------------------------------
-------------------------------
-------------------------------


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
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   . Use any touch-           . Go to the website        . Mark, sign and
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   . Have this proxy            above.                     card on the
     form in hand.            . Have this proxy            reverse side.
   . Enter the Control   OR     form in hand.       OR   . Detach the proxy
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--------------------------------------------------------------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
-------------------------------------------------------------------------------
                              SPRINT CORPORATION
-------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1 and 2.

1. To elect the nominees listed below, and each of them, as Directors of Class II; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

   For All    With-   For All
   Nominees   hold    Except
     [_]       [_]     [_]

1. Harold S. Hook        2. Charles E. Rice         3. Louis W. Smith

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 2000.

   For   Against   Abstain
   [_]     [_]       [_]

The Board of Directors recommends a vote AGAINST Item 3.

3. Stockholder proposal concerning compensation agreements contingent upon a change in control of Sprint.

   For   Against   Abstain
   [_]     [_]       [_]

Mark box at right if an address change has been noted on the reverse side of
this card.                                                                   [_]

                                                           ---------------------
        Please be sure to sign and date this Proxy.         Date
--------------------------------------------------------------------------------



-----Stockholder sign here-----------------------Co-owner sign here-------------


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .